Exhibit 99.1

[Logo of Sparton Corporation]	NEWS RELEASE
Sparton Corporation and Astro Instrumentation LLC Sign a Letter of Intent
JACKSON, Mich.—(BUSINESS WIRE)—March 23, 2006—Electronics Design and Manufacturing (EMS) service provider, Sparton Corporation (NYSE:SPA) announced that it has signed a letter of intent for Sparton to acquire Astro Instrumentation, LLC. Astro is a privately owned company located in Strongsville, Ohio and has been in business for approximately 5 years. Astro’s sales volume for the year ended December 31, 2005, was $33.6 million, with strong earnings.
Astro designs, manufactures and sells a variety of specialized medical products, generally involving high-quality medical laboratory test equipment. The company operates from a 40,000 square foot facility in an industrial park.
It is Sparton’s intent to continue to operate the business as a wholly-owned subsidiary at its present location and with the current management and staff. The acquisition is subject to the completion of a due diligence review and execution of a definitive purchase agreement. It is expected that the transaction will be completed before June 30, 2006.
About Sparton Corporation
Sparton Corporation (NYSE:SPA), now in its 106th year, provides design engineering and electronics contract manufacturing services utilizing seven manufacturing locations encompassing nearly 855,000 sq. ft in North America and Vietnam. In addition to strong core competencies including surface mount technology (SMT), plated through-hole (PTH), printed circuit board assembly (PCBA) and complete assembly manufacturing capabilities, Sparton offers a complete range of pre-manufacturing, post-manufacturing and engineering services. Pre-manufacturing services include product development, concurrent engineering, design for test (DFT), design for manufacturing (DFM), design for assembly (DFA), printed circuit board design and quick-turn prototyping. Post-manufacturing services include repair depot, direct ship, distribution management to field support.
Safe Harbor and Fair Disclosure Statement
Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in the Company’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.
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